Exhibit 99.1

GAIN Capital Reports Full Year and Fourth Quarter 2013 Results

For Full Year 2013
-Net revenue of $266.4 million
-Net income of $31.3 million
-EPS of $0.79 per diluted share; Adjusted EPS* of $0.85 per diluted share
-Adjusted EBITDA* of $61.0 million

For the Fourth Quarter 2013
-Net revenue of $83.0 million
-Net income of $4.3 million
-EPS of $0.10 per diluted share; Adjusted EPS* of $0.13 per diluted share
-Adjusted EBITDA* of $13.7 million

BEDMINSTER, N.J., February 27, 2014 /PRNewswire/ -- GAIN Capital Holdings, Inc. ("GAIN") (NYSE: GCAP), a leading global provider of online trading services, announced financial results for the fourth quarter and full year ended December 31, 2013.

“2013 was a transformational year for GAIN, thanks to our acquisition of GFT and the successful execution of organic growth initiatives. The GFT acquisition gave our retail OTC business increased scale, and a broader client base and product offering, while expanding our global presence. We also executed on our revenue diversification strategy through the growth of our commission business, driven by an almost three-fold increase in revenue from our institutional business,” said Glenn Stevens, Chief Executive Officer of GAIN Capital.

“In 2014, we will continue to integrate GFT and we are on track to reduce our combined expense base by $35-$45 million, compared to the two companies’ total pre-acquisition expenses, by the fourth quarter of the year. We also continue to invest in organic growth, especially in our commission-based businesses. To sum up, we believe our greater scale, broader client, product and geographical mix coupled with organic growth initiatives position us for continued growth in 2014,” Mr. Stevens concluded.

Retail OTC Business
In the fourth quarter of 2013, GAIN’s retail OTC trading business generated revenue of $61.4 million, compared to $22.9 million in the fourth quarter of 2012. Total trading volume during the quarter was $508.0 billion, compared to $298.8 billion for the same period in 2012.

For 2013, GAIN’s retail OTC trading business generated revenue of $205.1 million, compared to $127.5 million in 2012. Total trading volume in 2013 was $1.8 trillion, compared to $1.3 trillion in 2012.

Commission business
In the fourth quarter of 2013, GAIN’s commission-based business, which includes institutional forex and exchange traded futures, generated total revenue of $23.0 million, compared to $7.8 million in the fourth quarter of 2012.

•
The institutional business, comprising GTX and sales trader businesses, generated total revenue of $17.7 million in the quarter, compared to $3.6 million for the same period in 2012. Institutional trading volume was $1.1 trillion in the fourth quarter of 2013, compared to $538.4 billion a year earlier.

•
The exchange-traded futures business generated revenue of $5.3 million in the fourth quarter of 2013, compared to $4.2 million in the same period in 2012. Daily Average Revenue Trades (DARTs) in the fourth quarter of 2013 were 15,049, compared to 13,049 in the same period in 2012.

In 2013, GAIN’s commission-based business posted revenue of $60.8 million, up nearly three times from $21.4 million in 2012.

•	The institutional business generated total revenue of $38.6 million in 2013 compared to $13.5 million in 2012. Institutional trading volume was $4 trillion, compared to $2 trillion a year earlier.

•	The exchange-traded futures business generated revenue of $22.2 million for 2013 compared to $7.9 million in 2012. DARTs in 2013 were 13,785, compared to 12,761 in 2012.

Year-to-date highlights
(Comparisons below are referenced to the twelve months ended December 31, 2012)

•	Net revenue of $266.4 million, up 76% from $151.4 million

•	Net income of $31.3 million, or $0.79 per diluted share, up from $2.6 million, or $0.07 per diluted share

•	Adjusted net income* of $33.8 million, or $0.85 per diluted share, up from $4.0 million, or $0.11 per diluted share

•	Adjusted EBITDA* of $61.0 million, up 450% from $11.1 million

•	Retail OTC trading volume of $1.8 trillion, up 38% from $1.3 trillion

•	Institutional trading volume of $4.0 trillion, up 103% from $2.0 trillion

•	Futures DARTs of 13,785

Fourth Quarter Metrics
(Comparisons below are referenced to fourth quarter 2012)

•	Net revenue of $83.0 million, up 156% from $32.4 million

•	Net income of $4.3 million, or $0.10 per diluted share, compared to a net loss of $3.8 million, or $0.11 per diluted share

•	Adjusted net income* of $5.5 million, or $0.13 per diluted share, compared to an adjusted net loss of $3.8 million, or $0.11 per diluted share

•	Adjusted EBITDA* of $13.7 million, up significantly from a loss of $4.9 million

•	Retail OTC trading volume of $508.0 billion, up 70% from $298.8 billion

•	Institutional trading volume of $1.1 trillion, up 105% from $538.4 billion

•	Futures DARTs of 15,049, up 15% from 13,049

•	Total retail client assets of $739.3 million, up 66% from $446.3 million

(*See below for reconciliation of non-GAAP financial measures)

Dividend
GAIN’s Board of Directors has declared a cash dividend of $0.05 per share of the Company’s common stock. The dividend is payable on March 20, 2014 to shareholders of record as of the close of business March 17, 2014.

Conference Call
GAIN will host a conference call today, Thursday February 27, 2014 at 8.30 a.m. ET. Participants may access the live call by dialing +1-877-317-6789 (U.S. domestic), or +1-412-317-6789 (international).

A live audio webcast of the call and a copy of the accompanying presentation will also be available on the Investor Relations section of the GAIN website (http://ir.gaincapital.com). A PDF copy of the earnings presentation will also be available on the Investor Relations website.

An audio replay will be made available for one month starting approximately two hours after the call by dialing +1-877-344-7529 in the U.S. or +1-412-317-0088 from abroad, and entering passcode 10041131#.

About GAIN
GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN's innovative trading technology provides market access and highly automated trade execution services across multiple asset classes to a diverse client base of retail and institutional investors.

GAIN's businesses include FOREX.com, which provides retail traders around the world access to a variety of global OTC financial markets, including forex, precious metals and CFDs on commodities and indices; GTX, a fully independent FX ECN for hedge funds and institutions; and OEC an innovative online futures broker.

GAIN is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners

+1 212.750.5800
gain@mbsvalue.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com

Condensed Consolidated Statements of Operations
In millions except share data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
REVENUE:
Trading revenue	$61.4	$22.9	$205.1	$127.5
Commission revenue	23.0	7.8	60.8	21.4
Other revenue	(0.6)	1.6	1.1	2.3
Total non-interest revenue	83.8	32.3	267.0	151.2
Interest revenue	0.2	0.2	0.8	0.6
Interest expense	1.0	0.1	1.4	0.4
Total net interest (expense)/revenue	(0.8)	0.1	(0.6)	0.2
Net revenue	83.0	32.4	266.4	151.4
EXPENSES:
Employee compensation and benefits	22.1	12.0	67.1	47.5
Selling and marketing	6.4	6.9	22.3	27.0
Trading expenses and commissions	26.6	11.2	77.7	38.0
General & Administrative	10.1	5.1	26.9	20.1
Depreciation and amortization	2.6	1.7	7.8	4.9
Purchased intangible amortization	1.2	0.7	2.9	4.1
Communication and technology	4.8	2.1	11.3	7.7
Bad debt provision	0.3	0.1	1.5	0.4
Acquisition expense	0.3	—	1.8	—
Restructuring	1.2	—	1.6	0.6
Integration	1.9	—	1.9	—
Impairment on investment	0.5	—	0.5	—
Total operating expense	78.0	39.8	223.3	150.3
Operating income/(loss)	5.0	(7.4)	43.1	1.1
Gain on extinguishment of debt	2.0	—	2.0	—
Income before tax expense	7.0	(7.4)	45.1	1.1
Income tax expense/(benefit)	2.7	(3.6)	13.8	(1.5)
Net income	$4.3	$(3.8)	$31.3	$2.6
Earnings per common share:
Basic	$0.11	$(0.11)	$0.85	$0.08
Diluted	$0.10	$(0.11)	$0.79	$0.07
Weighted averages common shares outstanding used
in computing earnings per common share:
Basic	39,492,413	35,081,311	36,551,246	34,940,800
Diluted	42,646,162	35,081,311	39,632,878	37,880,208

Condensed Consolidated Balance Sheet
In millions, except share data
(unaudited)

	December 31,	December 31,
	2013	2012
ASSETS:
Cash and cash equivalents	$39.9	$36.8
Cash and securities held for customers	739.3	446.3
Short term investments	0.8	1.4
Receivables from banks and brokers	227.6	89.9
Property and equipment - net of accumulated depreciation	17.1	11.0
Prepaid assets	8.8	7.7
Goodwill	14.2	9.0
Intangible assets, net	34.8	9.9
Other assets	28.6	17.9
Total assets	$1,111.1	$629.9
LIABILITIES AND SHAREHOLDERS' EQUITY:
Payables to customers, brokers, dealers, FCM's and other regulated entities	$739.3	$446.3
Accrued compensation & benefits	13.0	6.1
Accrued expenses and other liabilities	55.3	12.5
Income tax payable	3.8	1.3
Note payable	65.4	—
Total liabilities	$876.8	$466.2
Shareholders' Equity	234.3	163.7
Total liabilities and shareholders' equity	$1,111.1	$629.9

(*) Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS
Adjusted net income is a non-GAAP financial measure and represents our net income excluding restructuring, acquisition and integration-related expenses, impairment on investment and gain on extinguishment of debt. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies. We believe our reporting of adjusted net income assists investors in evaluating our operating performance. However, because adjusted net income is not a measure of financial performance calculated in accordance with GAAP, such measure should be considered in addition to, but not as a substitute for, other measures of our financial performance reported in accordance with GAAP, such as net income.

Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted EPS
In thousands, except per share data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net Income	$4.3	$(3.8)	$31.3	$2.6
Restructuring, net of tax	0.7	—	1.1	1.4
Other non-recurring items, net of tax	0.5	—	1.4	—
Adjusted net income/(loss)	$5.5	$(3.8)	$33.8	$4.0

Adjusted earnings per common share:
Basic	$0.14	$(0.11)	$0.92	$0.11
Diluted	$0.13	$(0.11)	$0.85	$0.11
Weighted averages common shares outstanding used
in computing earnings per common share:
Basic	39,492,413	35,081,311	36,551,246	34,940,800
Diluted	42,646,162	35,081,311	39,632,878	37,880,208

Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA is a non-GAAP financial measure that represents our earnings before interest, taxes, depreciation and amortization, restructuring, acquisition and integration-related expenses, impairment on investment and gain on extinguishment of debt. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies. We believe our reporting of adjusted EBITDA assists investors in evaluating our operating performance. However, because adjusted EBITDA is not a measure of financial performance calculated in accordance with GAAP, such measure should be considered in addition to, but not as a substitute for, other measures of our financial performance reported in accordance with GAAP, such as net income.
Adjusted EBITDA Margin is adjusted EBITDA over net revenue.

Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted EBITDA Margin
In millions
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net revenue	83.0	32.4	266.4	151.4
Interest expense	1.0	0.1	1.4	0.4
Net revenue (ex. interest expense)	$84.0	$32.5	$267.8	$151.8

Net income/(loss)	$4.3	$(3.8)	$31.3	$2.6
Depreciation and amortization	2.6	1.7	7.8	4.9
Purchased intangible amortization	1.2	0.7	2.9	4.1
Interest expense	1.0	0.1	1.4	0.4
Income tax expense/(benefit)	2.7	(3.6)	13.8	(1.5)
Restructuring	1.2	—	1.6	0.6
Other non-recurring items	0.7	—	2.2	—
Adjusted EBITDA	13.7	(4.9)	61.0	11.1
Adjusted EBITDA Margin	16%	(15)%	23%	7%

Forward-Looking Statements:
In addition to historical information, this earnings release contains "forward-looking" statements that reflect management's expectations for the future. The forward-looking statements contained in this earnings release include, without limitation, statements relating to GAIN Capital's expectations regarding the opportunities and strengths of the combined company created by the combination of GAIN and GFT, anticipated cost and revenue synergies as well as expected growth in financial and operating metrics, the strategic rationale for the business combination, including expectations regarding product offerings, growth opportunities, value creation, and financial strength. A variety of important factors could cause results to differ materially from such statements. These factors include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, including changes in regulation of futures companies, errors or malfunctions in our systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, including the successful integration of GFT, our ability to effectively compete in the OTC products and futures industries, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital's views as of the date of this earnings release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.